Exhibit 23.1

Consent of Pender Newkirk & Company LLP

Independent Registered Public Accounting Firm

Board of Directors and Shareholders

UTEK Corporation

Plant City, Florida

We consent to the incorporation by reference in Registration Statement Nos. 333-117311 and 333-130917 (Forms S-8) pertaining to the UTEK Corporation Amended and Restated Employee Stock Option Plan and the UTEK Corporation Amended and Restated Non-Qualified Stock Option Plan of our reports dated January 27, 2006 with respect to the December 31, 2005 and 2004 consolidated financial statements, including schedules of investments of UTEK Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Pender Newkirk & Company LLP

Pender Newkirk & Company LLP

Certified Public Accountants

Tampa, Florida

February 15, 2006